EXHIBIT 99.1

iAnthus Provides Update on Court Application

NEW YORK and TORONTO, Sept. 27, 2021 /CNW/ - iAnthus Capital Holdings, Inc. ("iAnthus" or the "Company") (CSE: IAN) (OTCPK: ITHUF), which owns, operates and partners with regulated cannabis operations across the United States, provides an update on the Secured Noteholders' application (the "Application") iAnthus previously announced via news release on August 27, 2021 (the "August News Release").

The Application was heard by the Honourable Mr. Justice Penny of the Ontario Superior Court of Justice (Commercial List) (the "Court") on September 23, 2021.  At the conclusion of the hearing, Justice Penny reserved his decision and extended and supplemented the terms of the stay the Honourable Mr. Justice Hainey previously ordered on August 24, 2021 (as supplemented, the "Stay").  The Stay will remain in place from September 23, 2021 until forty-eight (48) hours after the release of Justice Penny's decision on the merits of the Application, unless otherwise agreed to by the parties to the Application or ordered by the Court.

Pursuant to the Stay the parties are to maintain the status quo. In particular, without further order of the Court:

a)	except to the extent provided for in paragraphs (b) and (c) below, the parties remain bound by the covenants and other terms and conditions of the restructuring support agreement dated July 10, 2020, as amended (the "RSA");
b)	no party may terminate the RSA;
c)	no party to the RSA nor any of their respective representatives may take any step to advance or impede the regulatory process for the closing of the transactions contemplated by the RSA, or otherwise have any communication with the applicable state-level regulators concerning the transactions contemplated by the RSA or the other counterparties that are parties thereto. Notwithstanding the foregoing, nothing in this paragraph shall prohibit the parties from advising applicable state-level regulators where approvals remain pending, of the terms of this endorsement; and
d)	nothing in Justice Penny's order shall bind any non-party to the Application, including any applicable state-level regulator.

In the event that any applicable state-level regulator contacts a party to the Application with a request for information, the party should advise Justice Penny of the request and seek leave to respond, on notice to the other parties.

A copy of the August News Release is available under iAnthus' SEDAR profile at www.sedar.com and under the Company's profile on the US Securities and Exchange Commission's website at www.sec.gov.

About iAnthus

iAnthus owns and operates licensed cannabis cultivation, processing and dispensary facilities throughout the United States. For more information, visit www.iAnthus.com.

COVID-19 Risk Factor

The Company may be impacted by business interruptions resulting from pandemics and public health emergencies, including those related to COVID-19. An outbreak of infectious disease, a pandemic, or a similar public health threat, such as the recent outbreak of COVID-19, or a fear of any of the foregoing could adversely impact the Company by causing operating, manufacturing, supply chain, and project development delays and disruptions, labor shortages, travel, and shipping disruption and shutdowns (including as a result of government regulation and prevention measures). It is unknown whether and how the Company may be affected if such a pandemic persists for an extended period of time, including as a result of the waiver of regulatory requirements or the implementation of emergency regulations to which the Company is subject. Although the Company has been deemed essential and/or has been permitted to continue operating its facilities in the states in which it cultivates, processes, manufactures, and sells cannabis during the pendency of the COVID-19 pandemic, there is no assurance that the Company's operations will continue to be deemed essential and/or will continue to be permitted to operate. The Company may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results, financial condition, and the trading price of the Company's common shares.

Forward Looking Statements

Statements in this news release contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Company's reports that it files from time to time with the SEC and the Canadian securities regulators which you should review including, but not limited to, the Company's Annual Report on Form 10-K filed with the SEC. When used in this news release, words such as "will", "could", "plan", "estimate", "expect", "intend", "may", "potential", "believe", "should" and similar expressions, are forward-looking statements. Forward-looking statements may include, without limitation, statements relating to the Company's financial performance, business development and results of operations, the Application and the timing and outcome of the closing of the recapitalization transaction contemplated in the RSA.

These forward-looking statements should not be relied upon as predictions of future events, and the Company cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by the Company or any other person that it will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this news release or to reflect the occurrence of unanticipated events, except as required by law.

The Canadian Securities Exchange has not reviewed, approved or disapproved the content of this news release.

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SOURCE iAnthus Capital Holdings, Inc.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/September2021/27/c5214.html

%CIK: 0001643154

For further information: For Corporate/Investors: Julius Kalcevich, CFO, iAnthus Capital Holdings, Inc., 1-646-518-9411, investors@ianthuscapital.com; For Media: Greg Marose / Charlotte Kiaie, MKA Communications, 1-646-386-0091, ianthus@mkacomms.com

CO: iAnthus Capital Holdings, Inc.

CNW 08:00e 27-SEP-21